Exhibit 10.23

Description of the 2010-2012 Long-Term Incentive Plan

On January 7, 2010, the compensation committee (the “Committee”) of the Board of Directors of Virgin Media Inc. (the “Company”) approved the Company’s 2010-2012 long-term incentive plan (the “2010 LTIP”), which includes the grant of stock options and restricted stock units to its executive officers (excluding the Chairman and the Chief Executive Officer) and other key employees of the Company and its subsidiaries.  The 2010 LTIP is designed to incentivize senior managers to meet stringent business performance targets, which are aligned with driving long-term stockholder value, over a three-year period.  The 2010 LTIP consists of awards of stock options and performance-based restricted stock units under the Company’s Stock Incentive Plan.

Overall Structure

The 2010 LTIP is comprised of (1) option grants that vest based solely on time in approximately twenty percent increments, beginning January 1, 2011, and (2) restricted stock unit grants with cliff-vesting after three years that are linked to the achievement of performance criteria over the three-year period (January 1, 2010 to December 31, 2012), in each case, subject to continued employment with the Company to the vesting date.  Options with a face value of 100% of the recipient’s base annual salary were granted to all eligible employees, subject to the conditions above.  Of this total, options with a face value of £30,000 per eligible employee were granted under the CSOP.  These options, to the extent granted to US nationals, are also intended to qualify as Incentive Stock Options under applicable US tax legislation.  For senior executives, restricted stock units with a face value of up to 150% of the recipient’s annual base salary were granted, subject to the conditions above.  For other eligible employees, restricted stock units with a face value of up to 75% of the recipient’s annual base salary were granted, subject to the conditions above.

The options will have a ten-year term.  The vesting of the options will accelerate in the event that there is a change in control of the Company and the individual is terminated for good reason or without cause within 12 months of the change of control event. If CSOP option vesting is accelerated, those options to which accelerated vesting is applied may in certain circumstances cease to qualify for the favorable tax treatment otherwise applicable (unless accelerated vesting is for certain specific good leaver reasons) to CSOP options and the tax treatment will be that applicable to options granted otherwise under the 2010 LTIP.

Grant Date

The options were granted on January 7, 2010 with the exception of the CSOP options, which were granted on January 8, 2010 following HMRC’s approval of the CSOP.  The restricted stock units were granted on January 7, 2010.

Value of the Awards

The grant date face value of the options awarded under the 2010 LTIP is determined using the average of the high and low stock prices of the Company’s common stock on the grant date, and the exercise price is equal to the average of the high and low stock prices of the Company’s common stock on the grant date.  The grant date face value of the restricted stock units awarded under the 2010 LTIP is determined using the average of the high and low stock prices of the Company’s common stock on the grant date.

Performance Criteria for the Restricted Stock Units

The performance criteria for the restricted stock units is as follows: (i) 50% based on achievement of a cumulative simple cash flow (“SCF”) target in respect of the period from January 1, 2010 through December 31, 2012, being operating income before depreciation, amortization, goodwill and other intangible asset impairments and restructuring and other charges, less fixed asset additions on an accrual basis (excluding additions in respect of Electronic Equipment Waste Obligations accrued under the Asset Retirement and Environmental Obligations Topic of the FASB Accounting Standards Codification) and (ii) 50% based on total shareholder value (“TSV”) performance in respect of the period from January 1, 2010 through December 31, 2012 relative to a pre-determined performance comparator group.  For senior executives, vesting of any SCF-based award with grant date face value of greater than 50% of the recipient’s annual base salary also requires top quartile TSV performance.  Further, if TSV growth is negative, the number of restricted stock units vesting based on TSV performance (except in respect of the SCF-based award) will be reduced by half from the percentage otherwise applicable.

The performance criteria include minimum and maximum performance levels. Each restricted stock unit agreement will establish a minimum level for each performance condition below which no restricted stock units will vest and a maximum level of performance at which all of the restricted stock units will vest.  If the performance is below the minimum level, the restricted stock units subject to such performance condition will lapse.

Equivalent payments may be made in cash rather than common stock at the Committee’s discretion. If the award recipient’s employment terminates prior to the payment date, the restricted stock units will be forfeited.  The vesting of the restricted stock units will not accelerate in the event of a change in control of the Company.

2010 LTIP Grants

Options to purchase an aggregate of approximately 1.7 million shares of common stock and an aggregate of approximately 1.7 million restricted stock units (based on the maximum target level being achieved) were awarded to 122 award recipients.  The exercise price of the options granted on January 7, 2010 is $17.16 per share and the exercise price of the CSOP options granted on January 8, 2010 is $17.12 per share, in each case being the average of the high and low stock prices on the relevant grant date.  Additional awards under the 2010 LTIP may be made during the 2010 fiscal year.